Exhibit 99.1

Hold for Release Until:

6:00 a.m. Eastern

Thursday, February 19, 2004

Patterson Dental Company Reports Strong Third Quarter Sales and Earnings

St. Paul, MN—February 19, 2004—Patterson Dental Company (Nasdaq NMS: PDCO) today reported consolidated sales of $521,218,000 for the third quarter of fiscal 2004 ended January 24, an increase of 24% from $421,070,000 in the year-earlier quarter. Net income increased 33% to $40,061,000 or $0.58 per diluted share, from $30,102,000 or $0.44 per diluted share in the third quarter of fiscal 2003. Consolidated results include the first full quarter’s contribution from AbilityOne Products Corp., which was acquired on September 12, 2003. AbilityOne provided third quarter revenues of $52,989,000 and earnings of approximately $0.05 per diluted share.

Sales of the Patterson Dental Supply unit, Patterson’s largest business, increased 12% to $425,145,000 in the third quarter, with all of this growth generated from internal operations.

•	Consumable dental supplies and printed office products increased 6%, led by U.S. consumables sales growth of 6.2%. Patterson’s dental sales force totaled approximately 1,335 at the end of the third quarter.

•	Equipment and software sales rose 19% in the third quarter, paced by the continuation of strong demand for both basic and new-technology dental equipment and related software.

•	Sales of other services and products, consisting primarily of parts, technical service, software support, and insurance e-claims, increased 21% in the third quarter.

Sales of the Webster Veterinary Supply unit increased 7% in the third quarter to $43,084,000, consistent with prior public statements related to the impact of converting a major but temporary pharmaceutical distribution agreement into an agency arrangement. This conversion was largely completed prior to the start of this year’s third quarter. Excluding the impact of the former distribution agreement, Webster’s revenue growth going forward is expected to be in line with the growth of the companion pet veterinary supply market. The absence of the distribution agreement also is expected to have a positive impact on Webster’s gross margins.

Peter L. Frechette, chairman and chief executive officer, commented: “The third quarter of fiscal 2004 was another very good period for Patterson. We believe sales of dental consumables are responding favorably to the strengthened focus that we started placing on this portion of our business earlier in the year. Our sales and profitability also are continuing to benefit from Patterson’s position as North America’s leading distributor of new-technology dental solutions. Sales of the CEREC 3-D® dental restorative system increased strongly in the third quarter as this product continues to gain momentum in the market place. Patterson is the exclusive North American distributor of CEREC equipment, and we recently signed an agreement with CEREC’s manufacturer to extend this relationship through September 2006. Demand also remains strong for digital radiography systems and related clinical software, as well as for our office networking solutions. Webster posted solid, on-plan results, and we are satisfied with the performance of AbilityOne, the world’s leading, full-service distributor of products for the global physical and occupational therapy markets. We are optimistic about Patterson’s outlook for this year’s fourth quarter, making us confident fiscal 2004 should be another year of record sales and earnings for Patterson.”

For the fourth quarter of fiscal 2004 ending April 24, Patterson is forecasting earnings of $0.64 to $0.66 per diluted share, which includes an estimated contribution from AbilityOne of $0.06 to $0.07 per diluted share. Patterson reported earnings of $0.49 per diluted share in the fourth quarter of fiscal 2003. The Company expects full-year fiscal 2004 earnings of $2.16 to $2.18 per diluted share, which includes the impact of AbilityOne from the date of acquisition.

Patterson Dental Company

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About Patterson Dental Company

Patterson Dental Company is a value-added distributor serving the dental, companion-pet veterinarian and rehabilitation supply markets.

Dental Market

As Patterson’s largest business, Patterson Dental Supply provides a virtually complete range of consumable dental products, equipment and software, turnkey digital solutions and value-added services to dentists and dental laboratories throughout North America.

Veterinary Market

Webster Veterinary Supply is the leading distributor of consumable veterinary supplies, equipment, diagnostic products, vaccines and pharmaceuticals to companion-pet veterinary clinics in the eastern United States and the third largest nationally.

Rehabilitation Market

AbilityOne Products Corp. is the world’s leading distributor of rehabilitation supplies and non-wheelchair assistive patient products to the physical and occupational therapy markets. The unit’s global customer base includes hospitals, long-term care facilities, clinics and dealers.

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This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the Company’s ability to control. The Company cautions shareholders and prospective investors that the following factors, among others, may cause actual results to differ materially from those indicated by the forward-looking statements: competition within the dental, veterinary, and rehabilitative and assistive living supply industries; changes in the economics of dentistry, including reduced growth in expenditures by private dental insurance plans, the effects of economic conditions and the effects of healthcare reform, which may affect future per capita expenditures for dental services and the ability and willingness of dentists to invest in high-technology products; the effects of healthcare related legislation and regulation which may affect expenditures or reimbursements for rehabilitative and assistive products; changes in the economics of the veterinary supply market, including reduced growth in per capita expenditures for veterinary services and reduced growth in the number of households owning pets; the ability of the Company to maintain satisfactory relationships with its sales force; unforeseen operating risks; risks associated with the dependence on manufacturers of the Company’s products; and the ability of the Company to successfully integrate the AbilityOne business. Forward-looking statements are qualified in their entirety by the cautionary language set forth in the Company’s filings with the Securities and Exchange Commission.

For additional information contact:
R. Stephen Armstrong	Richard G. Cinquina
Executive Vice President & CFO	Equity Market Partners
651/686-1600	904/261-2210 or 800/522-1744

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PATTERSON DENTAL COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except for earnings per share)

(Unaudited)

	Quarter Ended		Nine Months Ended
	January 24, 2004	January 25, 2003	January 24, 2004	January 25, 2003
Net sales	$521,218	$421,070	$1,431,990	$1,209,630
Gross profit	190,873	147,765	501,776	418,714
Operating expenses	123,882	101,288	333,498	290,916

Operating income	66,991	46,477	168,278	127,798
Other (expense) income, net	(2,790)	1,755	(1,070)	4,765

Income before income taxes and cumulative effect of accounting change	64,201	48,232	167,208	132,563
Income taxes	24,140	18,130	62,868	49,840

Income before cumulative effect of accounting change	40,061	30,102	104,340	82,723
Cumulative effect of accounting change	—	—	—	3,372 (a)

Net income	$40,061	$30,102	$104,340	$86,095

Before cumulative effect of accounting change:
Earnings per share - basic	$0.59	$0.44	$1.54	$1.22
Earnings per share - diluted	$0.58	$0.44	$1.52	$1.21

After cumulative effect of accounting change:
Earnings per share - basic	$0.59	$0.44	$1.54	$1.27
Earnings per share - diluted	$0.58	$0.44	$1.52	$1.26

Shares:
Basic	67,994	67,797	67,913	67,855
Diluted	69,085	68,406	68,788	68,505
Gross margin	36.6%	35.1%	35.0%	34.6%
Operating expenses as a % of sales	23.8%	24.1%	23.2%	24.0%
Operating income as a % of sales	12.8%	11.0%	11.8%	10.6%
Effective tax rate, before cumulative effect of accounting change	37.6%	37.6%	37.6%	37.6%
Return on net sales, before cumulative effect of accounting change	7.7%	7.1%	7.3%	6.8%

(a)	Due to the adoption of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets.”

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Patterson Dental Company

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PATTERSON DENTAL COMPANY

SUPPLEMENTARY FINANCIAL DATA

(In thousands)

(Unaudited)

	Quarter Ended			Nine Months Ended
	January 24, 2004	January 25, 2003		January 24, 2004	January 25, 2003
Consolidated Net Sales
Consumable and printed products	$307,109	$247,336		$894,583	$765,369
Equipment and software	177,731	143,823		430,440	348,239
Other	36,378	29,911		106,967	96,022

Total	$521,218	$421,070		$1,431,990	$1,209,630

Rehabilitative Supply
Actual
Consumable and printed products	$44,857			$71,741
Equipment and software	8,066			12,543
Other	66			547

Total	$52,989	$—		$84,831	$—

Proforma	$52,989 (a)	$50,907	(a)	$165,354 (a)	$156,643	(a)

Veterinary Supply
Consumable and printed products	$40,076	$37,158		$149,075	$123,808
Equipment	2,028	2,427		4,904	6,150
Other	980	663		3,566	2,529

Total	$43,084	$40,248		$157,545	$132,487

Other Income
Interest income	$1,500	$1,681		$4,763	$4,772
Interest expense	(4,317)	(34)		(6,238)	(45)
Other	27	108		405	38

	$(2,790)	$1,755		$(1,070)	$4,765

(a)	Proforma basis, as if the acquisition had occurred at the beginning of fiscal 2003.

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Patterson Dental Company

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PATTERSON DENTAL COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	January 24, 2004	April 26, 2003
	(Unaudited)
ASSETS
Current assets:
Cash and short-term investments	$222,552	$217,448
Receivables, net	288,594	248,585
Inventory	164,614	125,340
Prepaid expenses and other current assets	33,541	14,744

Total current assets	709,301	606,117

Property and equipment, net	71,830	57,254
Goodwill and other intangible assets	694,447	135,070
Other	28,431	25,537

Total Assets	$1,504,009	$823,978

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$114,088	$111,543
Other accrued liabilities	90,135	72,336
Current maturities of long-term debt	20,035	145

Total current liabilities	224,258	184,024

Long-term debt	484,564	129
Other non-current liabilities	44,262	6,139

Total liabilities	753,084	190,292

Stockholders’ equity	750,925	633,686

Total Liabilities and Stockholders’ Equity	$1,504,009	$823,978

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PATTERSON DENTAL COMPANY

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Dollars in thousands)

(Unaudited)

	Nine Months Ended
	January 24, 2004	January 25, 2003
Operating activities:
Income before cumulative effect of accounting change	$104,340	$82,723
Depreciation & amortization	13,314	9,869
Change in assets and liabilities, net of acquired	(24,303)	(58,377)

Net cash provided by operating activities	93,351	34,215

Investing activities:
Additions to property and equipment, net	(11,290)	(8,658)
Acquisitions	(581,782)	(4,956)
Sale (purchase) of investments	14,731	(3,041)

Net cash used in investing activities	(578,341)	(16,655)

Net cash provided by (used in) financing activities	504,825	(8,181)

Net increase in cash and cash equivalents	$19,835	$9,379